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                                                                    EXHIBIT 23.8


PERSONAL AND CONFIDENTIAL



October 27, 2000


Board of Directors
Transocean Sedco Forex Inc.
4 Greenway Plaza
Houston, TX 77046


     Re: Registration Statement (File No. 333-46374) of Transocean Sedco Forex Inc.


Gentlemen:

     Reference is made to our opinion letter dated August 19, 2000 with respect to the fairness from a financial point of view to Transocean Sedco Forex Inc. ("Transocean") of the exchange ratio of 0.5 ordinary shares, par value $0.01 per share, of Transocean to be exchanged for each share of common stock, par value $0.01 per share, of R&B Falcon Corporation ("Falcon") pursuant to the Agreement and Plan of Merger, dated as of August 19, 2000, among Falcon, Transocean Holdings Inc., a wholly owned subsidiary of Transocean ("Sub"), TSF Delaware Inc., a wholly owned subsidiary of Sub, and Transocean.

     The foregoing opinion letter is provided for the information and assistance of the Board of Directors of Transocean in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.


     In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary -- Opinion of Goldman, Sachs & Co.," "The Merger -- Background of the Merger" and "The Merger -- Opinion of Goldman, Sachs & Co." and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


                                            Very truly yours,


                                            /s/ GOLDMAN, SACHS & CO.